Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2026 RESULTS

DALLAS - November 2, 2026-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the third quarter of 2026. For the quarter, the Company generated a net loss of $43 million, or $0.07 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $35 million, or $0.06 per diluted share for the third quarter of 2026.

THIRD QUARTER 2026 AND POST QUARTER END HIGHLIGHTS

•Net Production(2): ~69,200 barrels of oil equivalent per day (boepd), up ~6% versus third quarter 2025 (~17% excluding Equatorial Guinea)

•Revenues: $410 million, or $71.39 per barrel of oil equivalent (boe) (excluding the impact of derivative cash settlements)

•Production expense: $102 million (or $17.72 per boe), a reduction in absolute production expenses of ~31% compared to third quarter 2025

•Capital expenditures: $85 million

•Jubilee 2025/26 drilling campaign completed with seven wells successfully drilled during the program

•Completed the Tiberius farm-down, securing a mix of upfront cash consideration, carry for future capital expenditure and future milestone payments

•Reduced net debt(1) by over $500 million through the end of the third quarter and are on track to achieve our 20% debt reduction target in 2026

•Successfully completed the $1.2 billion reserve-based lending (RBL) facility amendment and extension, further addressing near-term maturities

Commenting on the Company’s third quarter 2026 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos continued to make meaningful progress during the third quarter against the four objectives we established at the beginning of the year: increase production, lower costs, reduce debt and advance our quality growth opportunities. Through a combination of strong operational execution, reduced costs, disciplined capital allocation and proactive financing, we continue to strengthen our business.

In Ghana, the 2025/26 Jubilee drilling campaign successfully delivered seven wells and demonstrated the continued quality of the infill opportunities of this midlife asset. At GTA, production continues to be strong with solid reservoir performance. Across the portfolio, we remain focused on maximizing value from our existing assets while investing selectively in growth opportunities with attractive returns.

Financially, 2026 continues to represent a year of significant progress for Kosmos. Since the beginning of the year, we have materially improved liquidity, reduced debt, extended maturities, lowered leverage and strengthened the overall credit profile of the company. With the RBL re-financing complete, we have further increased our financial resilience and will now look to address our 2028 bond maturities.

Looking ahead, our focus remains clear and we expect to make continued progress against our four strategic priorities, entering 2027 in a much stronger position with multiple catalysts across the portfolio to create additional value.”

FINANCIAL UPDATE

The Company generated net cash provided by operating activities of approximately $164 million and free cash flow(1) of approximately $90 million in the third quarter. Kosmos has now delivered three consecutive quarters of positive free cash flow with year-to-date free cash flow of $193 million, reflecting continued operational performance, higher realized pricing and disciplined capital spending. Kosmos exited the third quarter of 2026 with approximately $2.47 billion of net debt(1) and approximately $570 million of liquidity.

In October, Kosmos completed the amendment and extension of the RBL with a facility size and total commitments of $1.2 billion. The final maturity has been extended to April 2033. Following the significant reduction in debt year-to-date and $750 million currently drawn on the facility, there are no planned amortization payments until 2031.

With strong operational performance for the year and continued debt reduction, we are on track to achieve our ~20% net debt reduction target for 2026 with year-end net debt expected to be below $2.4 billion and leverage expected to fall towards 2.0x.

Net capital expenditure for the third quarter of 2026 was $85 million, in line with guidance. Full year 2026 capital expenditure guidance of approximately $350 million is unchanged.

Kosmos has continued to take advantage of higher oil prices to add further hedges for 2027. The Company has 8 million barrels of oil hedged for 2027 with an average floor of approximately $68/barrel and an average ceiling of approximately $84/barrel.

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2026 averaged approximately 69,200 boepd, in line with guidance. Sales for the third quarter of 2026 were approximately 62,400 boepd.

The Company exited the quarter in a net underlift position of approximately 1.1 mmboe.

Ghana

Production in Ghana averaged approximately 40,500 boepd net in the third quarter of 2026, which included gas production of approximately 6,800 boepd. 2.75 Jubilee cargo liftings took place in the third quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the third quarter averaged approximately 84,500 bopd gross, approximately 17% higher than the second quarter. During the quarter, Kosmos and its partners completed the 2025/26 drilling campaign, which delivered seven successful infill wells. The final well in the program, a water injector, was drilled and completed during the third quarter. With the drilling activity in 2026 now concluded, the Company continues to work closely with the operator to drive operational excellence to mitigate decline ahead of the 2027/28 drilling campaign, including improved water injection performance, adding gas lift to the west side of the field, production system optimization and high FPSO uptime. Importantly, in September, the partnership secured the Noble Faye Kozack rig for the 2027/28 drilling program of up to 10 wells, which is expected to start in mid-2027.

At TEN (20.4% working interest), oil production averaged approximately 14,600 bopd gross for the third quarter, in line with expectations. Preparations continue for the ownership and operational transition of the FPSO to the partnership, scheduled for the first quarter of 2027, which is expected to drive a further reduction in operating costs for TEN production thereafter.

Mauritania and Senegal

Greater Tortue Ahmeyim ("GTA") continued to demonstrate stable operations during the third quarter, delivering cargos slightly ahead of guidance, while maintaining strong reservoir performance.

GTA production averaged approximately 14,600 boepd net during the quarter, or approximately 2.44 mtpa of LNG equivalent gross, reflecting warmer seasonal temperatures as previously guided. The partnership lifted 8.5 gross LNG cargos in the third quarter, slightly above guidance, bringing the total number of gross LNG cargos for the nine months ended September 30 to 27. Full year gross LNG cargo liftings are expected to be at the upper end of the 32-36 guidance range. The third gross condensate cargo of the year was lifted by Kosmos and the national oil companies of Mauritania and Senegal at the beginning of the fourth quarter, with timing slightly impacted by weather.

Work continues to advance domestic gas initiatives and Phase 1+ development planning, with several positive engagements with our host governments and partners in recent weeks regarding the future development of the resource.

In Senegal, Réseau Gazier du Sénégal, the operator of the gas pipeline, reported that the first phase of the onshore pipeline (the "Northern Segment") to connect the GTA hub to the 230 megawatt Gandon power plant is over 25% complete as of October 2026.

Gulf of America

Production in the Gulf of America averaged approximately 14,100 boepd net (~83% oil) during the third quarter, in line with guidance, reflecting continued strong performance from the Company's operated assets, partially offset by host facility downtime.

In the fourth quarter, Gulf of America production is expected to be impacted by planned Delta House platform maintenance (Odd Job host facility), a workover on the Kodiak-1 well and downtime associated with Hurricane Isaias, and has been reflected in the Company's fourth quarter guidance.

On the Kosmos-operated Tiberius project, Kosmos successfully completed a highly competitive farm out process in July, with Navitas becoming a 33.33% partner in the project alongside Kosmos (33.34%) and Occidental (33.33%, as well as an owner and operator of the host facility, Lucius). The consideration for the farm down was a mix of upfront cash, carry for future development capital expenditure, and future milestone payments, preserving significant future upside and reducing near-term capital requirements. The carry is expected to cover Kosmos' spend on the project through 2026 and the first half of 2027.

Kosmos continues to mature several high-return growth opportunities, including Trailblazer, while maintaining a disciplined approach to capital allocation. Trailblazer (~200 mmboe gross resource) is the first exploration well to be drilled through the exploration alliance with Shell announced earlier in the year. Drilling is expected to commence in the first half of 2027. In the event of success, Trailblazer could be tied back into Shell's nearby Appomattox platform with Kosmos designated as development operator.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure. Net debt excludes $63.9 million TEN FPSO finance lease liability. For purposes of the debt cover ratio calculation under the RBL Facility, the finance lease liability is included in net debt.
(2) Production means net entitlement volumes. In Ghana and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2026 financial and operating results today, November 2, 2026, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-800-715-9871. Callers in the United Kingdom should call 0800 260 6466. Callers outside the United States should dial +1-646-307-1963. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing.

NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues and other income:
Oil and gas revenue	$410,059	$310,959	$1,388,040	$993,729
Gain (loss) on sale of assets	(339)	—	9,082	600
Other income, net	160	270	690	849
Total revenues and other income	409,880	311,229	1,397,812	995,178

Costs and expenses:
Oil and gas production	101,756	147,696	411,780	558,122
Exploration expenses	4,239	54,948	27,180	68,686
General and administrative	18,682	12,886	65,655	58,215
Depletion, depreciation and amortization	112,228	141,514	352,602	413,449
Interest and other financing costs, net	53,746	57,919	166,248	164,595
Derivatives, net	133,876	(3,646)	334,063	(18,480)
Other expenses, net	12,680	6,384	26,225	14,854
Total costs and expenses	437,207	417,701	1,383,753	1,259,441

Income (loss) before income taxes	(27,327)	(106,472)	14,059	(264,263)
Income tax expense	15,683	17,827	97,868	58,382
Net loss	$(43,010)	$(124,299)	$(83,809)	$(322,645)

Net loss per share:
Basic	$(0.07)	$(0.26)	$(0.15)	$(0.68)
Diluted	$(0.07)	$(0.26)	$(0.15)	$(0.68)

Weighted average number of shares used to compute net loss per share:
Basic	595,470	478,254	565,363	477,344
Diluted	595,470	478,254	565,363	477,344

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$103,749	$91,518
Receivables, net	96,853	103,472
Other current assets	180,755	232,884
Total current assets	381,357	427,874

Property and equipment, net	3,309,462	3,733,784
Other non-current assets	572,757	534,968
Total assets	$4,263,576	$4,696,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$141,816	$202,555
Accrued liabilities	376,130	237,609
Current maturities of long-term debt	95,303	132,143
Other current liabilities	97,263	—
Total current liabilities	710,512	572,307

Long-term liabilities:
Long-term debt, net	2,492,138	2,920,616
Deferred tax liabilities	143,340	305,924
Other non-current liabilities	248,404	369,189
Total long-term liabilities	2,883,882	3,595,729

Total stockholders’ equity	669,182	528,590
Total liabilities and stockholders’ equity	$4,263,576	$4,696,626

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating activities:
Net loss	$(43,010)	$(124,299)	$(83,809)	$(322,645)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	114,910	143,403	360,581	419,111
Deferred income taxes	(34,019)	(950)	(35,287)	686
Unsuccessful well costs and leasehold impairments	354	51,211	14,313	51,373
Change in fair value of derivatives	107,014	(2,792)	369,306	(10,675)
Cash settlements on derivatives, net(1)	(12,071)	(3,480)	(210,755)	2,801
Equity-based compensation	4,347	5,302	18,411	21,009
(Gain) loss on sale of assets	339	—	(9,082)	(600)
Debt modifications and extinguishments	65	—	(1,016)	—
Other	(4,046)	(2,986)	(24,805)	(11,492)
Changes in assets and liabilities:
Net changes in working capital	30,101	(92,977)	47,693	(50,856)
Net cash provided by (used in) operating activities	163,984	(27,568)	445,550	98,712

Investing activities
Oil and gas assets	(64,525)	(71,367)	(228,002)	(244,133)
Proceeds on sale of assets	—	—	127,034	—
Notes receivable and other investing activities	—	—	(11,598)	(86,791)
Net cash used in investing activities	(64,525)	(71,367)	(112,566)	(330,924)

Financing activities:
Borrowings under long-term debt	27,000	175,000	151,167	375,000
Payments on long-term debt	(65,110)	(50,000)	(569,848)	(150,000)
Net proceeds from issuance of senior notes and bonds	—	—	350,000	—
Repurchase and redemption of senior notes	(50,000)	—	(397,184)	—
Net proceeds from issuance of common stock	—	—	206,440	—
Payments on finance lease	(9,319)	—	(24,270)	—
Other financing costs	(64)	—	(8,836)	(1)
Net cash provided by (used in) financing activities	(97,493)	125,000	(292,531)	224,999

Net increase (decrease) in cash, cash equivalents and restricted cash	1,966	26,065	40,453	(7,213)
Cash, cash equivalents and restricted cash at beginning of period	156,231	51,999	117,744	85,277
Cash, cash equivalents and restricted cash at end of period	$158,197	$78,064	$158,197	$78,064

(1)Cash settlements on commodity hedges were $(39.8) million and $(2.3) million for the three months ended September 30, 2026 and 2025, respectively, and $(175.5) million and $7.3 million for the nine months ended September 30, 2026 and 2025, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Nine months ended		Twelve Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025	September 30, 2026
Net loss	$(43,010)	$(124,299)	$(83,809)	$(322,645)	$(460,950)
Exploration expenses	4,239	54,948	27,180	68,686	182,110
Depletion, depreciation and amortization	112,228	141,514	352,602	413,449	495,927
Impairment of long-lived assets	—	—	—	—	177,563
Equity-based compensation	4,347	5,302	18,411	21,009	25,355
Derivatives, net	133,876	(3,646)	334,063	(18,480)	298,878
Cash settlements on commodity derivatives	(39,790)	(2,324)	(175,513)	7,340	(172,459)
Other expenses, net	12,680	6,384	26,225	14,854	24,862
(Gain) loss on sale of assets	339	—	(9,082)	(600)	(10,682)
Interest and other financing costs, net	53,746	57,919	166,248	164,595	225,083
Income tax expense	15,683	17,827	97,868	58,382	104,691
EBITDAX	$254,338	$153,625	$754,193	$406,590	$890,378
Pro Forma Adjustment - TEN FPSO Lease and EG Divestiture(1)	28,964		27,324		41,286
Pro Forma EBITDAX	283,302		781,517		931,664

(1)     Adjustment to present Pro Forma EBITDAX for the impact of the TEN FPSO finance lease transaction on oil and gas production expense for the periods presented and for the impact of the oil revenues and expenses and results of operations associated with the interest in the Ceiba Field and Okume Complex production assets located in Block G offshore Equatorial Guinea sold to Panoro Energy ASA for the respective period. The sale closed on June 16, 2026.

The following table presents our net debt as of September 30, 2026 and December 31, 2025:

	September 30,	December 31,
	2026(1)	2025
Total long-term debt	$2,631,566	$3,100,274
Cash and cash equivalents	103,749	91,518
Total restricted cash	54,448	26,226
Net debt	$2,473,369	$2,982,530

(1) Excludes $63.9 million TEN FPSO finance lease liability.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net loss	$(43,010)	$(124,299)	$(83,809)	$(322,645)

Derivatives, net	133,876	(3,646)	334,063	(18,480)
Cash settlements on commodity derivatives	(39,790)	(2,324)	(175,513)	7,340
(Gain) loss on sale of assets	339	—	(9,082)	(600)
Other expenses, net	12,619	6,358	26,119	14,386
Write-off of leasehold costs	—	—	13,181	—
Impairment of suspended well costs	—	51,060	—	51,060
Debt modifications and extinguishments	65	—	(1,016)	—
Total selected items before tax	107,109	51,448	187,752	53,706

Income tax (expense) benefit on adjustments(1)	(29,106)	575	(36,394)	(1,459)
Adjusted net income (loss)	$34,993	(72,276)	67,549	(270,398)

Net loss per diluted share	$(0.07)	$(0.26)	$(0.15)	$(0.68)

Derivatives, net	0.22	(0.01)	0.59	(0.04)
Cash settlements on commodity derivatives	(0.07)	—	(0.31)	0.02
(Gain) loss on sale of assets	—	—	(0.02)	—
Other expenses, net	0.03	0.01	0.05	0.03
Write-off of leasehold costs	—	—	0.02	—
Impairment of suspended well costs	—	0.11	—	0.10
Total selected items before tax	0.18	0.11	0.33	0.11

Income tax (expense) benefit on adjustments(1)	(0.05)	—	(0.06)	—
Adjusted net income (loss) per diluted share	$0.06	$(0.15)	$0.12	$(0.57)

Weighted average number of diluted shares	595,470	478,254	565,363	477,344

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$163,984	$(27,568)	$445,550	$98,712
Net cash used for oil and gas assets	(64,525)	(71,367)	(228,002)	(244,133)
Payments on finance lease	(9,319)	—	(24,270)	—
Free cash flow	90,140	(98,935)	193,278	(145,421)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Volume Sold
Oil (MMBbl)	3.691	3.799	12.675	12.822
Gas (Bcf)	11.749	9.712	36.770	21.004
NGL (MMBbl)	0.095	0.097	0.587	0.301
Total (MMBoe)	5.744	5.515	19.390	16.624
Total (MBoepd)	62.437	59.942	71.027	60.893

Revenue
Oil sales	$326,899	$255,661	$1,120,201	$880,584
Gas sales	81,377	53,761	237,082	107,439
NGL sales	1,783	1,537	30,757	5,706
Total oil and gas revenue	410,059	310,959	1,388,040	993,729
Cash settlements on commodity derivatives	(39,790)	(2,324)	(175,513)	7,340
Realized revenue	$370,269	$308,635	$1,212,527	$1,001,069

Oil and Gas Production Costs(1)	$101,756	$147,696	$411,780	$558,122

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$88.57	$67.30	$88.38	$68.68
Average gas sales price per Mcf	6.93	5.54	6.45	5.12
Average NGL sales price per Bbl	18.77	15.85	52.40	18.96
Average total sales price per Boe	71.39	56.39	71.58	59.78
Cash settlements on commodity derivatives per Boe	(6.93)	(0.42)	(9.05)	0.44
Realized revenue per Boe	64.46	55.97	62.53	60.22

Oil and gas production costs per Boe	$17.72	$26.78	$21.24	$33.57
Oil and gas production costs per Boe ex. M/S (1)	$10.08	$19.51	$15.38	$24.67

(1)Includes $56.1 million and $59.4 million for the three months ended September 30, 2026 and 2025, respectively, and $177.2 million and $186.6 million for the nine months ended September 30, 2026 and 2025, respectively of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. GTA Phase 1 project LNG sales volumes for the three months ended September 30, 2026 and 2025 were 1.208 MMBoe and 0.989 MMBoe, respectively, and for the nine months ended September 30, 2026 and 2025 were 4.138 MMBoe and 1.563 MMBoe, respectively. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.

Kosmos was underlifted by approximately 1.1 million barrels of oil equivalent (mmboe) as of September 30, 2026.

Kosmos Energy Ltd.
Hedging Summary
As of September 30, 2026(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2026:
Three-way collars FY26	Dated Brent	500	60.00	50.00	75.51
Swaps FY26	Dated Brent	750	70.62	—	—
Swaps FY26	WTI	375	64.83	—	—
2027:
Three-way collars 1H27	Dated Brent	2,000	70.00	55.00	85.00
Three-way collars FY27	Dated Brent	2,000	60.00	47.50	75.00
Two-way collars FY27	Dated Brent	3,000	68.33	—	93.33
Three-way collars FY27	WTI	1,000	70.00	55.00	90.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of September 30, 2026 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 0.3 MMBbls of Dated Brent sold calls with a strike price of $100.00 per Bbl and 0.5 MMBbls of Dated Brent sold puts with a strike price of $55.00 per Bbl in 2026. Excludes 0.4 MMBbls of WTI sold puts with a strike price of $50.00 per Bbl in 2026.

Fourth Quarter 2026 Guidance

4Q 2026

Production(1,2,3)	60,000 - 64,000 boe per day

Opex	$18.00 - $20.00 per boe

DD&A	$17.50 - $19.50 per boe

G&A(~61% cash)	$10-$15 million

Exploration Expense(4)	~$5 million

Net Interest Expense	$50 - $55 million

Tax	$11.00 - $15.00 per boe

Capital Expenditure	$50 - $75 million

Note: Ghana / Mauritania & Senegal revenue calculated by number of cargos. Guidance excludes Equatorial Guinea from June 17, 2026 following the sale of the assets.

(1)4Q 2026 net cargo forecast – Ghana: 3 cargos. Average cargo sizes 950,000 barrels of oil.
(2)4Q 2026 gross LNG cargo forecast - Mauritania & Senegal: 8-9 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%. Kosmos expects 0.4 net condensate cargos in 4Q 2026
(3)Gulf of America Production: 4Q 2026 forecast 10,000 - 11,500 boe per day. Oil/Gas/NGL split for 2026: ~83%/~10%/~7%.
(4)Excludes leasehold impairments and dry hole costs.

Source: Kosmos Energy Ltd.

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